Exhibit 99.1

United Fire Group, Inc. reports third quarter 2026 results

Third quarter net income of $1.34 per diluted share
and adjusted operating income of $1.34 per diluted share

Third quarter 2026 highlights compared to third quarter 2025, unless otherwise noted:(1)
•Net income decreased $4.1 million to $35.1 million.
•Net investment income increased 13% to $29.3 million.
•Combined ratio increased 2.7 points to 94.6%, composed of an underlying loss ratio of 57.3%, catastrophe loss ratio of 2.4%, no prior year reserve development, and underwriting expense ratio of 34.9%.
•Underlying combined ratio increased 1.6 points to 92.2%.
•Net written premium(2) increased 13% to $371.4 million.
•Book value per share decreased $0.37 to $36.51 as of September 30, 2026, compared to December 31, 2025.
•Adjusted book value per share increased $3.07 to $40.94 as of September 30, 2026, compared to December 31, 2025.
•Return on equity was 14.0% for the nine months ended September 30, 2026.

CEDAR RAPIDS, IOWA, November 3, 2026 — United Fire Group, Inc. (UFG) (Nasdaq: UFCS) today reported financial results for the quarter ended September 30, 2026, with net income decreasing 10% over the prior year to $35.1 million ($1.34 per diluted share) and adjusted operating income decreasing 11% over the prior year to $35.1 million ($1.34 per diluted share).

In the third quarter of 2026, net written premium increased 13% compared to the prior-year quarter, led by growth in the company's core commercial business. The combined ratio increased 2.7 points to 94.6% as compared to the third quarter of 2025, which was the company's best third quarter combined ratio in nearly 20 years. Prior year reserve development remained neutral overall. Net investment income increased 13% to $29.3 million in the third quarter.

On a year-to-date basis, the company achieved record net income and earnings per share. The year-to-date combined ratio of 95.2% is the best in more than a decade, improving 0.7 points over prior year due to decreases in the expense ratio and catastrophe loss ratio. Return on equity improved to 14%.

“UFG delivered its strongest quarter of 2026, contributing to an exceptional first nine months of the year,” said President and CEO Kevin Leidwinger. “The quarter's overall performance reflects the quality of the portfolio we have built by deepening our underwriting expertise, strengthening our distribution partnerships, expanding our capabilities and improving operational effectiveness.

“Through the first nine months of 2026, we generated record earnings, achieved a 14.0% return on equity and produced a 95.2% combined ratio.

“Looking ahead, we believe we are well positioned to navigate an evolving market. Our focus remains on pursuing profitable growth opportunities, maintaining underwriting discipline, delivering consistent profitability and creating long-term value for our shareholders.”

Earnings call access information

An earnings call will be held at 9:00 a.m. CT on Wednesday, November 4, 2026, to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the company’s third quarter of 2026 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723 (international 1-412-542-4184). Participants should request to join the United Fire Group call. The event will be archived and available for digital replay through November 11, 2026. The replay access information is toll-free 1-855-669-9658 (international 1-412-317-0088); conference ID no. 7395592.

Webcast: An audio webcast of the teleconference can be accessed at the company’s investor relations page at https://ir.ufginsurance.com/events-and-presentations/ or https://event.choruscall.com/mediaframe/webcast.html?webcastid=diu4S67f. The archived audio webcast will be available for one year.

Transcript: A transcript of the teleconference will be available on the company’s website soon after the completion of the teleconference.

(1) Underlying loss ratio, underlying combined ratio, adjusted book value per share and adjusted operating income are non-GAAP financial measures. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.
(2) Net written premium is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain performance measures for additional information.

Consolidated financial highlights:

Consolidated financial highlights(1)
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(In thousands, except ratios and per share data)	2026	2025	2026	2025
Net earned premium	$362,482	$328,431	$1,059,584	$951,644
Net written premium(2)	371,439	328,212	1,154,724	1,036,472

Combined ratio:
Net loss ratio	59.7%	57.3%	60.1%	60.1%
Underwriting expense ratio	34.9%	34.6%	35.1%	35.8%
Combined ratio	94.6%	91.9%	95.2%	95.9%

Additional ratios:
Net loss ratio	59.7%	57.3%	60.1%	60.1%
Catastrophes	2.4%	1.3%	2.9%	3.9%
Reserve development (favorable) unfavorable	—%	—%	—%	(0.5)%
Underlying loss ratio	57.3%	56.0%	57.2%	56.7%
Underwriting expense ratio	34.9%	34.6%	35.1%	35.8%
Underlying combined ratio	92.2%	90.6%	92.3%	92.5%

Net investment income	$29,295	$25,992	$85,263	$71,123
Net investment gains (losses)	24	(405)	(658)	(2,161)
Net income (loss)	35,085	39,190	98,502	79,837
Adjusted operating income (loss)	35,066	39,510	99,022	81,544

Net income (loss) per diluted share	$1.34	$1.49	$3.78	$3.03
Adjusted operating income (loss) per diluted share	1.34	1.50	3.80	3.10

Return on equity(3)			14.0%	12.7%

(1) Underlying loss ratio, underlying combined ratio and adjusted operating income (loss) are non-GAAP financial measures. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.
(2) Net written premium is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain performance measures for additional information.
(3) Return on equity is calculated by dividing annualized net income by average stockholders’ equity, which is calculated using a simple average of the beginning and ending balances for the period.

Third quarter 2026 results:
(All comparisons vs. third quarter 2025, unless noted otherwise)

Net written premium and net earned premium increased by 13.2% and 10.4%, respectively. Core commercial average renewal premium increased 3.0% with rates increasing 2.0% and exposure changes of 1.0%. Excluding the workers' compensation line of business, the overall average increase in renewal premium was 3.3%, with 2.4% from rate increases and 0.9% from exposure changes.

The third quarter combined ratio increased 2.7 points to 94.6% compared to 91.9%, primarily driven by the following:
•The underlying loss ratio increased 1.3 points to 57.3%, primarily driven by lower favorable impacts in 2026 compared to an exceptional third quarter of 2025.
•Catastrophe losses increased 1.1 points to 2.4%, below both the five-year and 10-year historical averages.
•The underwriting expense ratio increased 0.3 points to 34.9%, driven by normal variability experienced quarter to quarter.

Net investment income was $29.3 million for the third quarter of 2026, an increase of $3.3 million or 13%. Income from the fixed maturity portfolio increased by $5.6 million as a result of portfolio growth and reinvestment at higher yields. Income on other long-term investments was $1.3 million during the third quarter of 2026, which decreased from $2.7 million in the third quarter of 2025 due to higher total returns related to market movements in 2025.

Investment results
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(In thousands, except average yields)	2026	2025	2026	2025
Investment income:
Interest on fixed maturities	$27,428	$21,874	$78,697	$64,300
Income (loss) on other long-term investments	1,343	2,655	4,927	4,584
Other	2,903	4,381	8,317	11,415
Total investment income	$31,674	$28,910	$91,941	$80,299
Less investment expenses	2,379	2,918	6,678	9,176
Net investment income	$29,295	$25,992	$85,263	$71,123

Average yields on fixed income securities pre-tax(1)	4.65%	4.37%	4.55%	4.29%
(1) Fixed income securities yield excluding net unrealized investment gains/losses and expenses.

Balance sheet

	September 30, 2026	December 31, 2025
(In thousands, except per share data)	(unaudited)
Invested assets	$2,528,549	$2,464,687
Cash	150,741	156,332
Total assets	4,083,291	3,840,789
Losses and loss settlement expenses	2,062,147	1,924,826
Total liabilities	3,144,397	2,899,619
Net unrealized investment gains (losses), after-tax	(113,923)	(25,268)
Total stockholders’ equity	938,894	941,170

Book value per share	$36.51	$36.88
Adjusted book value per share(1)	40.94	37.87
(1) Adjusted book value per share is a non-GAAP financial measure. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.

The company’s book value per share was $36.51, a decrease of $0.37 per share, or 1.0%, from December 31, 2025. This decrease is primarily attributable to an increase in unrealized investment losses on fixed maturity securities and shareholder dividends, offset by an increase in net income during the nine-month period ended September 30, 2026.

Capital management

During the third quarter of 2026, the company declared and paid a $0.20 per share cash dividend to shareholders of record as of September 4, 2026.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance. The company is licensed as a property and casualty insurer in 50 states and the District of Columbia, and is represented by approximately 850 independent agencies. AM Best assigns a rating of “A-” (Excellent) for members of the United Fire & Casualty Group. For more information about UFG, visit www.ufginsurance.com.

Contact:

Investor relations
Email: ir@unitedfiregroup.com

Media inquiries
Email: news@unitedfiregroup.com

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “remain(s) optimistic,” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2025 (“2025 Annual Report”), filed with the Securities and Exchange Commission (“SEC”) on February 26, 2026. The risks identified in our 2025 Annual Report and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. In addition, future dividend payments are within the discretion of our Board of Directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our Board of Directors considers relevant.

Definitions of non-GAAP information and reconciliations to comparable GAAP measures

The company prepares its financial statements in conformity with generally accepted accounting principles (GAAP) in the United States of America. Management uses certain non-GAAP financial measures to evaluate its operations and profitability. Management also believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income, underlying loss ratio, underlying combined ratio, and adjusted book value per share. The company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net investment gains and losses, after applicable federal and state income taxes from net income (loss). Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest in and report on the insurance industry and the company generally focus on this metric in their analyses.

Net income reconciliation
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(In thousands, except per share data)	2026	2025	2026	2025
Income statement data
Net income (loss)	$35,085	$39,190	$98,502	$79,837
Less: after-tax net investment gains (losses)	19	(320)	(520)	(1,707)
Adjusted operating income (loss)	$35,066	$39,510	$99,022	$81,544
Diluted earnings per share data
Net income (loss)	$1.34	$1.49	$3.78	$3.03
Less: after-tax net investment gains (losses)	—	(0.01)	(0.02)	(0.07)
Adjusted operating income (loss)	$1.34	$1.50	$3.80	$3.10

Underlying loss ratio and underlying combined ratio: Underlying loss ratio represents the net loss ratio less the impacts of catastrophes and non-catastrophe prior year reserve development. The underlying combined ratio represents the combined ratio less the impacts of catastrophes and non-catastrophe prior year reserve development. The company believes that the underlying loss ratio and underlying combined ratio are meaningful measures to understand the underlying trends in the core business in the current accident year, removing the volatility of catastrophes and prior year impacts. Management believes separate discussions on catastrophe losses and prior year reserve development are important to understanding how the company is managing catastrophe risk and identifying reserve developments in longer-tailed business.

Catastrophe losses is an operational measure which utilizes the designations of the Insurance Services Office (“ISO”) and is reported with losses and loss adjustment expense amounts net of reinsurance recoverables, unless specified otherwise. In addition to ISO catastrophes, we also include as catastrophes those events, which may include U.S. or international losses, that we believe are, or will be, material to our operations, either in amount or in number of claims made. Catastrophes are not predictable and are unique in terms of timing and financial impact. While management estimates catastrophe losses as incurred, due to the inherently unique nature of catastrophe losses, the impact in a reporting period is inclusive of catastrophes that occurred in the reporting period, as well as development on catastrophes that have occurred in prior periods.

Prior year reserve development is the increase (unfavorable) or decrease (favorable) in incurred loss and loss adjustment expense at the valuation dates for losses which occurred in previous calendar years. This measure excludes reserve development on catastrophe losses.

Adjusted book value per share: Adjusted book value per share is calculated by dividing shareholders' equity, excluding net unrealized investment gains and losses, net of tax, by the number of common shares outstanding. Management believes adjusted book value per share is a meaningful measure for evaluating the company's net worth that is primarily attributable to our business operations, because it removes the effect of changing prices on invested assets that can fluctuate from period to period. Book value per share is the most directly comparable GAAP measure.

Book value per share reconciliation
(Unaudited)
(In thousands, except per share data)	September 30, 2026	December 31, 2025
Shareholders' equity	$938,894	$941,170
Less: Net unrealized investment gains (losses), net of tax	(113,923)	(25,268)
Shareholders' equity, excluding net unrealized investment gains (losses), net of tax	$1,052,817	$966,438

Common shares outstanding	25,719	25,522
Book value per share	$36.51	$36.88
Adjusted book value per share	40.94	37.87

Certain performance measures

The company uses the following measure to evaluate its financial performance. Management believes a discussion of this measure provides financial statement users with a better understanding of the company’s results of operations. The company has provided the following definition:

Net written premium: Net written premium is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net written premium is the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net written premium is a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net written premium for an insurance company consists of direct premiums written and premiums assumed, less premiums ceded. Net earned premium is calculated on a pro-rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of written premium applicable to the unexpired terms of the insurance policies in force. The difference between net earned premium and net written premium is the change in unearned premium and the change in prepaid reinsurance premiums.

Supplemental tables

Income statement
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(In thousands)	2026	2025	2026	2025
Revenues
Net earned premium	$362,482	$328,431	$1,059,584	$951,644
Net investment income	29,295	25,992	85,263	71,123
Net investment gains (losses)	24	(405)	(658)	(2,161)
Other income (loss)	(172)	—	608	—
Total revenues	$391,629	$354,018	$1,144,797	$1,020,606

Benefits, losses and expenses
Losses and loss settlement expenses	$216,364	$188,180	$636,763	$571,608
Amortization of deferred policy acquisition costs	87,533	81,513	253,615	233,280
Other underwriting expenses	39,109	32,124	117,834	107,017
Interest expense	3,187	3,118	9,556	8,085
Other non-underwriting expenses	625	407	2,262	884
Total benefits, losses and expenses	$346,818	$305,342	$1,020,030	$920,874

Income (loss) before income taxes	$44,811	$48,676	$124,767	$99,732
Income tax expense (benefit)	9,726	9,486	26,265	19,895
Net income (loss)	$35,085	$39,190	$98,502	$79,837

Net written premium by line of business
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(In thousands)	2026	2025	2026	2025
Net written premium(1)
Commercial lines:
Other liability(2)	$120,302	$97,916	$368,722	$314,052
Fire and allied lines(3)	66,041	66,403	199,837	205,922
Automobile	83,227	73,831	268,250	239,468
Workers’ compensation	23,256	18,166	75,759	59,361
Surety(4)	13,982	15,877	51,811	47,803
Miscellaneous	275	632	1,185	4,543
Total commercial lines	$307,083	$272,825	$965,564	$871,149

Personal lines:
Fire and allied lines(5)	$5,327	$7,164	$17,146	$15,304
Automobile	—	46	(1)	465
Total personal lines	$5,327	$7,210	$17,145	$15,769
Assumed reinsurance(6)	59,029	48,177	172,015	149,554
Total	$371,439	$328,212	$1,154,724	$1,036,472
(1) Net written premium is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain performance measures for additional information.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Commercial lines “Surety” previously referred to as “Fidelity and surety.”
(5) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.
(6) Assumed reinsurance includes Funds at Lloyd's.

Net earned premium, net losses and loss settlement expenses and net loss ratio by line of business
Three months ended September 30,	2026			2025
		Net losses			Net losses
		and loss			and loss
	Net	settlement	Net	Net	settlement	Net
(Unaudited)	earned	expenses	loss	earned	expenses	loss
(In thousands, except ratios)	premium	incurred	ratio	premium	incurred	ratio
Commercial lines
Other liability	$117,417	$79,134	67.4%	$101,540	$73,890	72.8%
Fire and allied lines	65,328	26,176	40.1	64,071	23,537	36.7
Automobile	82,667	49,293	59.6	74,696	42,033	56.3
Workers’ compensation	23,561	18,691	79.3	17,657	12,295	69.6
Surety	17,182	6,119	35.6	16,909	4,422	26.2
Miscellaneous	280	588	NM	2,299	1,030	44.8
Total commercial lines	$306,435	$180,001	58.7%	$277,172	$157,207	56.7%

Personal lines
Fire and allied lines	$5,262	$2,505	47.6%	$5,211	$2,323	44.6%
Automobile	—	115	NM	364	232	NM
Miscellaneous	—	57	NM	—	(6)	NM
Total personal lines	$5,262	$2,677	50.9%	$5,575	$2,549	45.7%
Assumed reinsurance	50,785	33,686	66.3	45,684	28,424	62.2
Total	$362,482	$216,364	59.7%	$328,431	$188,180	57.3%
NM = Not meaningful

Net earned premium, net losses and loss settlement expenses and net loss ratio by line of business
Nine months ended September 30,	2026			2025
		Net losses			Net losses
		and loss			and loss
	Net	settlement	Net	Net	settlement	Net
(Unaudited)	earned	expenses	loss	earned	expenses	loss
(In thousands, except ratios)	premiums	incurred	ratio	premiums	incurred	ratio
Commercial lines
Other liability	$340,074	$220,347	64.8%	$283,797	$207,438	73.1%
Fire and allied lines	194,811	88,296	45.3	193,013	88,600	45.9
Automobile	238,026	146,240	61.4	208,198	124,858	60.0
Workers’ compensation	65,156	48,108	73.8	47,073	30,607	65.0
Surety	48,574	19,205	39.5	48,104	14,372	29.9
Miscellaneous	1,334	1,508	113.0	8,694	5,122	58.9
Total commercial lines	$887,975	$523,704	59.0%	$788,879	$470,997	59.7%

Personal lines
Fire and allied lines	$16,882	$7,654	45.3%	$9,876	$4,226	42.8%
Automobile	(1)	(419)	NM	1,522	972	63.9
Miscellaneous	—	64	NM	2	(47)	NM
Total personal lines	$16,881	$7,299	43.2%	$11,400	$5,151	45.2%
Assumed reinsurance	154,728	105,760	68.4	151,365	95,460	63.1
Total	$1,059,584	$636,763	60.1%	$951,644	$571,608	60.1%
NM = Not meaningful